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                                                                    Exhibit 23.7


        CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION


           We hereby consent to (i) the inclusion of our opinion letter, dated June 1, 1999, to the Board of Directors of Westwood One, Inc. (the "Company") as Annex C to the Proxy Statement/Prospectus of the Company relating to the proposed merger agreement among the Company and Copter Acquisition Corp., a wholly owned subsidiary of the Company, and Metro Networks, Inc., pursuant to which Copter Acquisition Corp. will be merged with and into Metro Networks, Inc. and (ii) all references to DLJ in the sections captioned "Summary - Opinion of Westwood's Financial Advisor", "The Merger - Background of the Merger", "The Merger - Recommendation of the Board of Directors of Westwood And Reasons of Westwood for the Merger", and "The Merger - Opinion of Westwood's Financial Advisor" of the Proxy Statement/Prospectus of the Company which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                      DONALDSON, LUFKIN & JENRETTE
                                        SECURITIES CORPORATION


                                      By: /s/ Robert Simensky
                                          --------------------------------
                                          Robert Simensky
                                          Vice President

New York, New York
August 18, 1999